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                                                                   EXHIBIT 10.26
                                                                   -------------

January 17, 1997

Mr. Wim H. J. Selders
President/Chief Executive Officer
Ortel Corporation
2015 West Chestnut Street
Alhambra, CA  91803-1542

Dear Mr. Selders:

     This letter is to confirm that Wells Fargo Bank, National Association, successor by merger to First Interstate Bank of California ("Bank"), has agreed to extend the maturity date of the credit accommodation granted by Bank as "First Interstate Bank of California" to Ortel Corporation ("Borrower") in the maximum principal amount of Two Million Dollars ($2,000,000.00) ("Line of Credit"), pursuant to the Loan Agreement dated as of September 26, 1994, as amended by the First Amendment to Loan Agreement dated as of September 30, 1995, and the Change in Terms Agreement dated September 30, 1995 (as amended, "Loan Agreement"), and evidenced by the Revolving Credit Note dated September 26, 1996, executed by Borrower to the order of Bank as "First Interstate Bank of California," which was increased from $1,000,000.00 to $2,000,000.00 by said Change in Terms Agreement (as amended, Note").

     As of the date of this letter the outstanding principal balance of the Line of Credit is $-0-.

     The maturity date of said credit accommodation is hereby extended until September 1, 1997. The Loan Agreement and the Note shall be deemed hereby to reflect said new maturity date.

     The Note provided for certain rate options, including without limitation a CD rate option. The Note shall be deemed modified hereby to delete such CD rate option.

     Except as expressly provided herein, all terms and conditions of the Note, the Loan Agreement and any related loan documents (collectively, "Loan Documents") shall remain in full force and effect, without waiver or modification.

     Notwithstanding anything to the contrary herein or in the Loan Documents, Bank shall have no obligation to issue any letters of credit for the account of Borrower hereafter.

     Borrower acknowledges that Bank has not committed to make any renewal or further extension of the maturity date of the above-described credit accommodation beyond the new maturity date specified herein, and that any such renewal or further extension remains in the sole discretion of Bank. This letter constitutes the entire agreement between Bank and Borrower with respect to the maturity date extension for the above-described credit accommodation, and supersedes all prior negotiations, discussions and correspondence concerning said extension.

     Please acknowledge your acceptance of the terms and conditions contained herein by dating and signing one copy below and returning it to my attention at the above address on or before February 7, 1997.

                                    Very truly yours,

                                    WELLS FARGO BANK
                                        NATIONAL ASSOCIATION

                                    /s/ Nancy Martorano
                                    Nancy Martorano
                                    Vice President


Acknowledged and accepted by:

ORTEL CORPORATION

By: /s/ Wim H. J. Selders
    -------------------------
        Wim H. J. Selders
        President/Chief Executive Officer

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